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                                                              EXHIBIT 23.1


                  CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-19061) pertaining to the 1996 Restructure Recognition Incentive Plan, 1996 Long-term Incentive Plan, 1996 Stock Options to Non-employee Directors, 1996 Non-employee Director Stock Option Plan, and 1997 Qualified Employee Stock Purchase Plan of Anacomp, Inc. of our report dated April 30, 1998 (except for note 15, as to which the date is May 5, 1998), with respect to the financial statements of First Image Management Company (a division of First Data Corporation) included in this Current Report on Form 8-K dated June 24, 1998, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


Atlanta, Georgia
June 24, 1998